UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2004

Champps Entertainment, Inc.
(Exact name of Registrant as specified in charter)

Colorado
(State or other jurisdiction of incorporation)

0-22639 (Commission File Number)	04-3370491 (IRS Employee Identification No.)

10735 Park Meadows Drive Suite 560 Littleton, CO	80124
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 804-1333

(Former name or former address, if changed since last report)

Item 12.    Results of Operations and Financial Condition.

         On April 27, 2004, Champps Entertainment, Inc. issued a press release to report its third quarter results of fiscal year 2004. The press release is presented below:

CHAMPPS ENTERTAINMENT, INC. REPORTS THIRD QUARTER RESULTS

Littleton, Colo. - April 27, 2004 - Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its third quarter ended March 28, 2004.

Highlights	for the quarter include:
Revenues increased 17.3% to $54,165,000
Income from operations increased 104% to $2,992,000
Income before income taxes increased 248% to $2,332,000
Net income increased 236% to $1,827,000
Diluted income per share increased to $0.14 from $0.04

        Total revenues for the third quarter increased 17.3 percent to $54,165,000 compared to $46,184,000 for the third quarter of last fiscal year. The increase was primarily the result of additional restaurants open this year compared to last year and an increase in comparable same store sales.

        Diluted income per share for the third quarter was $0.14 compared with $0.04 for the same quarter last year. Net income for the third quarter was $1,827,000 versus $544,000 reported in the comparable period last year.

        Comparable same store sales increased 0.7 percent for the quarter. Comparable food sales increased 2.6 percent while comparable alcohol sales declined 3.8 percent.

        Restaurant contribution margin improved 110 basis points for the third quarter as compared to the third quarter of last year. Margins were positively impacted as the result of strategic initiatives implemented in the first and second quarters of the current fiscal year related to changes in our menu and the implementation of an automated back office system. As a result of these initiatives, product costs declined 60 basis points despite a worsening commodity market. Labor declined 40 basis points despite increased costs for insurance. And other operating expenses declined 20 basis points despite higher utility costs.

        Preopening expenses for the quarter were $45,000 and had no impact on our diluted earnings per share. For the comparable quarter in the prior year preopening expenses were $593,000 or $0.05 per diluted share.

        General and administrative expenses for the current quarter were $3,058,000 or 5.6 percent of revenues compared to $2,643,000 or 5.7 percent of revenues last fiscal year.

        At the end of the third quarter, there were 47 Company owned restaurants. We intend to open one additional restaurant located in Orland Park, Illinois, a Chicago suburb, in the fourth quarter of fiscal 2004. At the end of the comparable period last year, the Company owned 39 restaurants.

        William H. Baumhauer, Champps’ Chairman, President and Chief Executive Officer, commented: “We are pleased to report strong operating results for this quarter. Our income from operations of $2,992,000 is the highest we have ever reported for our third quarter. Our initiatives relating to our continued focus on food quality and service execution, as well as menu re-engineering continue to have a positive impact on our business. Food sales continued their positive trend and our check average improved to $13.38 compared to $12.97 for the same quarter last year. Negative liquor trends, however, continue to remain a challenge. We have improved our happy hour liquor sales but continue to see a decline in liquor sales during the evening and late night at some of our restaurants.

        Nevertheless, the sales and cost initiatives implemented in the first and second quarters of fiscal 2004 have had a measurable impact on our profitability in the third quarter and should continue to positively impact our financial performance over the remainder of fiscal 2004.

        During the third quarter, two matters relating to a predecessor company were resolved. These matters related to incidents that occurred in 1997 and earlier. I am pleased to report that in the McCrae case the District of Columbia Court of Appeals issued a decision vacating the award of $4.8 million of punitive damages as unconstitutional. The Court remanded the case to the trial court for re-determination of punitive damages in accordance with legal principles outlined in its opinion. In addition, during the quarter, we settled a proposed tax assessment with the Florida Department of Revenue that was in excess of $5.3 million including penalties and interest. The final settlement amount was approximately $141,000.

        During the third quarter, we established a $25 million credit facility with LaSalle Bank. Through the use of our current cash balances and the availability of this facility, we were able to purchase equipment previously under operating leases for approximately $1.4 million, payoff approximately $800,000 of capital leases, and prepay approximately $1.0 million of a term loan at the end of our third quarter. In addition, at the beginning of our fourth quarter, we paid off approximately $13.5 million of higher interest debt early. As a result of the payoff of these obligations, we anticipate that interest expense should decrease by approximately $800,000 per year beginning in our fourth quarter. We will record approximately $600,000 in debt extinguishment costs in the fourth quarter as a result of the early pay off of this debt. As of April 27, 2004, our outstanding balance under the $25 million credit facility was $3 million.”

        Littleton, Colo.-based Champps Entertainment, Inc. owns and operates 47 and franchises 12 Champps restaurants in 21 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

        This press release includes forward-looking statements. Such statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Because of these uncertainties, the forward-looking statements contained in this press release are not guarantees of future performance and you should not place undue reliance on these forward-looking statements. Forward-looking statements in this press release include comments regarding additional restaurant openings and the positive impact on financial performance from sales and cost-reduction initiative. Factors that could cause results to differ materially from these forward-looking statements include unexpected problems with design, construction, zoning or other events that could delay the opening of new restaurants; competition for food and alcoholic beverages customers, bad weather, increases in product costs and local and national economic developments. Additional discussion of risks and uncertainties faced by us are discussed in our filings with the Securities and Exchange Commission, specifically our most recent Annual Report on Form 10-K. All forward-looking statements made in this press release are based on information available to us on the date hereof, and we assume no obligation to update these statements.

CHAMPPS ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 28, 2004	March 30, 2003	March 28, 2004	March 30, 2003
Revenue
Sales	$54,017	$46,037	$157,431	$133,758
Franchising and royalty, net	148	147	430	444

Total revenue	54,165	46,184	157,861	134,202

Costs and expenses
Restaurant operating expenses:
Product costs	14,933	13,003	43,816	37,442
Labor costs	17,350	14,982	50,674	43,025
Other operating expenses	8,435	7,265	24,433	20,976
Occupancy	4,798	4,249	13,876	11,855
Depreciation and amortization	2,491	1,939	7,074	5,602

Total restaurant operating expenses	48,007	41,438	139,873	118,900

Restaurant operating and franchise contribution	6,158	4,746	17,988	15,302
General and administrative expenses	3,058	2,643	8,267	7,492
Pre-opening expenses	45	593	1,640	2,145
Other (income) expense	63	41	146	242

Income from operations	2,992	1,469	7,935	5,423
Other (income) expense:
Interest expense and income, net	602	526	1,750	1,337
Expenses related to predecessor companies	54	272	259	272
Debt extinguishment costs	4	000	4	290

Income before income taxes	2,332	671	5,922	3,524
Income tax expense	505	127	1,438	240

Net income	$1,827	$544	$4,484	$3,284

Basic income per share (Note 3):	$0.14	$0.04	$0.35	$0.26

Diluted income per share (Note 3):	$0.14	$0.04	$0.35	$0.25

Basic weighted average shares outstanding	12,799	12,712	12,787	12,470

Diluted weighted average shares outstanding	13,082	12,989	12,961	12,957

Supplemental Information - Restaurant Operating Expenses
          (Stated as a percentage of restaurant sales)

	Three Months Ended		Nine Months Ended
	March 28, 2004	March 30, 2003	March 28, 2004	March 30, 2003
Product costs	27.7%	28.3%	27.8%	28.0%
Labor costs	32.1%	32.5%	32.2%	32.2%
Other operating expenses	15.6%	15.8%	15.5%	15.7%
Occupancy	8.9%	9.2%	8.8%	8.8%
Depreciation and amortization	4.6%	4.2%	4.5%	4.2%
Total restaurant contribution margin	11.1%	10.0%	11.2%	11.1%

General and administrative expense	5.6%	5.7%	5.2%	5.6%

(Stated as a percentage of revenue)

Champps Entertainment, Inc.
Condensed Consolidated Balance Sheet
(In thousands, except share data)
(Unaudited)

	March 28, 2004	June 29, 2003
ASSETS
Current assets:
Cash and cash equivalents	$11,732	$5,055
Restricted cash	100	741
Accounts receivable	3,250	2,669
Inventories	4,117	3,594
Prepaid expenses and other current assets	6,061	6,066
Deferred tax asset	2,625	2,000

Total current assets	27,885	20,125
Property and equipment, net	89,390	83,613
Goodwill	5,069	5,069
Deferred tax asset	21,115	22,675
Other assets, net	2,372	2,467

Total assets	$145,831	$133,949

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,495	$5,403
Accrued expenses	11,857	9,750
Current portion of capital lease obligations	--	528
Current portion of notes payable	2,082	1,244

Total current liabilities	19,434	16,925
Capital lease obligations, net of current portion	--	635
Notes payable, net of current portion	27,579	26,143
Other long-term liabilities	21,074	17,501

Total liabilities	68,087	61,204

Commitments and contingencies
Shareholders' equity:
Preferred stock ($.01 par value; authorized 5,000,000 shares
none issued)	--	--
Common stock ($.01 par value per share; authorized 30,000,000 shares; 13,275,737 and 13,235,638 shares issued at March 28, 2004
and June 29, 2003, respectively)	133	132
Additional paid-in capital	90,330	89,816
Accumulated deficit	(9,136)	(13,620)
Treasury stock, at cost (471,588 shares)	(3,583)	(3,583)

Total shareholders' equity	$77,744	$72,745

Total liabilities and shareholders' equity	$145,831	$133,949

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Champps Entertainment, Inc (Registrant)
Date: April 29, 2004	By: __________________________ Name: Frederick J. Dreibholz Its: Chief Financial Officer